UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Consent Revocation Statement Pursuant To Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant	[X]
Filed by a Party other than the Registrant		[ ]

Check the appropriate box:
[ ]	Preliminary Consent Revocation Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Consent Revocation Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material under §240.14a-12

TARONIS FUELS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Consent Revocation Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
[ ]	Fee paid previously with preliminary materials.
[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

As previously disclosed in Taronis Fuels, Inc.’s (the “Company”) definitive consent revocation statement on Schedule 14A filed with the Securities and Exchange Commission on March 10, 2021, Mr. Wetherald filed a lawsuit in the Delaware Court of Chancery on March 5, 2021 seeking, among other relief, clarification from the court of the appropriate record date and the rights of certain shares of Common Stock issued after February 12, 2021 with respect to the Activist Consent Solicitation.

On April 1, 2021, the Delaware Court of Chancery issued a ruling in which it declared that the record date for purposes of the Activist Consent Solicitation is February 12, 2021 (the “Record Date”). The Delaware Court of Chancery’s ruling, which took immediate effect, means that only holders of record as of the close of business on February 12, 2021 may execute, withhold or revoke consents with respect to the Activist Consent Solicitation. The Consent Proposals will become effective if valid, unrevoked consents signed by the holders of a majority of the shares of Common Stock outstanding as of the Record Date are delivered to the Company no later than April 13, 2021, which is the date that is 60 days following February 12, 2021.

The Company is currently evaluating potential courses of action with respect to the Delaware Court of Chancery’s ruling.